SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 14, 2005

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive officers) (zip)

Registrant’s telephone number, including area code (908) 766-5000

None

(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) 8-K Lash July 2005

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01 Entry into a Material Definitive Agreement

On July 16, 2005, Hooper Holmes, Inc. (the “Company”) and Fred Lash, the Chief Financial Officer of the Company, entered into a Confidential Severance and Release Agreement (the “Severance Agreement”).

The Severance Agreement provides that Mr. Lash will resign as Chief Financial Officer and as an officer of the Company effective September 15, 2005. Mr. Lash will remain an employee of the Company, on inactive status, for a 24-month period beginning on September 16, 2005 and ending on September 15, 2007, subject to Mr. Lash obtaining other employment (in which case his employment with the Company shall be deemed terminated as of the date of his other employment). Mr. Lash has agreed to make himself reasonably available for a period of up to 90 days to transition his successor and to cooperate with the Company during the period he is an inactive employee with respect to any litigation in which he has relevant knowledge.

In consideration of his entering into the Severance Agreement and complying with its provisions, the Company has agreed to:

•	pay Mr. Lash 24 months of pay based on an annual rate of $249,952, (whether or not he obtains other employment during the two-year period ending September 15, 2007), such pay to be paid semi-monthly in the gross amount of $10,414.69, subject to all appropriate federal and state withholding, employment taxes and wage garnishments, with such payments to be received on regular pay days for the Company’s employees;

•	purchase for Mr. Lash his present automobile under his GMAC “Smart Buy” retail installment sales contact, convey title to such automobile to Mr. Lash within a reasonable time after June 30,2006, and compensate Mr. Lash for any direct tax consequences associated with this arrangement;

•	provide Mr. Lash with outplacement services up to a maximum of $10,000, and compensate Mr. Lash for any tax consequences directly associated with the outplacement reimbursement;

•	reimburse Mr. Lash for the legal fees he incurred related to the negotiation and execution of the Severance Agreement, up to a maximum of $10,000;

•	continue to provide all benefits available to Mr. Lash presently, except long-term disability, for a period of six months (i.e., until March 15,

2006), and thereafter continue to maintain Mr. Lash on the Company’s health, dental and life insurance plans until September 15, 2007 (subject to earlier cessation in the event of Mr. Lash’s obtaining other employment prior to that date); and

•	make annual payments into Mr. Lash’s life insurance policy in February 2006 and February 2007 (in the approximate amount of $34,000 each year), assuming the policy remains in existence and is not terminated by Mr. Lash or upon his death.

Under the Severance Agreement, Mr. Lash has agreed that, for a period of two years following September 15, 2005, he will not provide any services, in any capacity, to any company, entity or other organization that provides the same services as the Company. He has also agreed to hold confidential all non-public financial and other confidential or proprietary information of the Company.

Under the Severance Agreement, Mr. Lash has provided a general release of any actions, causes of action, suits, claims, charges, or complaints, known or unknown, that he has, may have or claim to have against the Company, any of its past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliates, agents, employees, directors, officers, successors and assigns, through the date of the Severance Agreement, including but not limited to claims under federal, state and local laws prohibiting employment discrimination, whistle-blowing or retaliation, and claims arising under common law, such as claims for breach of contract, promissory estoppel, negligent or intentional infliction of emotional distress and defamation, any other claims arising in any way from Mr. Lash’s employment and cessation of employment, and any conduct by the Company or its Chief Executive Officer. The Company, in turn, has provided a general release of any actions, causes of action, suits, claims, charges or complaints, known or unknown, which the Company has, may have or claim to have against Mr. Lash through the date of the Severance Agreement. Further, the Company has agreed to indemnify and defend Mr. Lash under the terms of an existing indemnification agreement in connection with any claim brought against Mr. Lash arising out of his employment with the Company, provided the acts prompting the claim were not intentional and/or outside the scope of his employment.

The Severance Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K

Item 5.02(b) Departure of Principal Officer

Under the terms of the Severance Agreement (see Item 1.01 of this Current Report on Form 8-K), Mr. Lash will resign as the Chief Financial Officer of the Company, effective September 15, 2005. Hooper Holmes, Inc. announced this in a press release issued on July 19, 2005, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01(c) Exhibits

10.1	Confidential Severance and Release Agreement dated July 16, 2005

99.1	Press release dated July 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

By:	/s/ Robert W. Jewett
Robert William Jewett
Senior Vice President,
General Counsel & Secretary

Date: July 19, 2005